Exhibit 99.1

Gannett Names Mayur Gupta as Chief Marketing & Strategy Officer

Newly created role will focus on driving growth and vision for Gannett’s digital future

MCLEAN, VA September 8, 2020 – Gannett Co., Inc. (“Gannett”, the “Company” or “we”) (NYSE: GCI) announced today that Mayur Gupta will join the Company as its new Chief Marketing and Strategy Officer, effective September 8, 2020.

In this new role, Mr. Gupta will be responsible for driving the vision and strategy as the company transforms to a subscription-led content business. This continuous evolution in a digital economy will strengthen Gannett’s mission to build trusted local communities at the intersection of the organization’s direct-to-consumer and business-to-business endeavors.  He will also lead the marketing and growth functions, connecting data, technology and storytelling to deliver original content through apps, audio, video, live events and emerging technologies to an audience of nearly 175 million in the U.S. and U.K. In conjunction with his hiring, Mr. Gupta has resigned as a member of the Gannett Board of Directors.

“We are very excited to have Mayur transition from his role as a board member to join our leadership team,” said Michael Reed, Chairman and Chief Executive Officer of Gannett. “Mayur has a strong track record as a growth and content marketer at big CPGs like Kimberly Clark as well as disruptive start-ups like Spotify and Freshly that have re-shaped their categories. Mayur has already played a key role on our board over the past year and we are excited to leverage his unique capabilities to continue to transform our business model and drive purpose-driven growth. His experience building content driven subscription models and his ability to execute on a vision and strategy with speed and agility align well with our goals for this role. In addition, given his board service he has intimate knowledge of the Company following our recent acquisition.”

“I am thrilled to join Gannett, especially at a time when the need for trusted, independent journalism and digital content could not be greater for local communities,” said Mayur Gupta, Chief Marketing & Strategy Officer.  “Over the last year serving on Gannett’s board, I have witnessed two companies come together for a common mission and purpose to empower these local communities. I feel honored for this opportunity to lean into Gannett’s future as a digital content leader and contribute my experience to an already dynamic legacy.”

Mr. Gupta is an engineer turned marketer who has spent more than 20 years driving digital transformation and scaled growth. Most recently, he served as the Chief Marketing Officer at Freshly where he led a team of marketers, growth hackers and analysts to make Freshly an iconic household subscription brand. Prior to Freshly, Mr. Gupta was the Global VP for Growth & Marketing at Spotify. He was responsible for growing the free and premium user base for the company with growth hacking and data-driven, always-on experiences; testing new growth strategies, business models and partnerships. He drove the vision and strategy to establish a connected marketing ecosystem and growth machinery for Spotify’s multi-sided marketplace that connects the right artist with the right fan through programmatic discovery and accessibility.

Prior to Spotify, he led Marketing, OmniChannel Solutions business and Digital Capabilities at Healthgrades, where he successfully drove the digital transformation of the company while being responsible for the vision, strategy and activation of one of the largest digital marketplace platforms in healthcare. He was the first ever Chief Marketing Technologist at Kimberly Clark, responsible for the vision, strategy and development of all digital and eCommerce capabilities across KC's global iconic brands.

In 2019, Mr. Gupta was recognized by Forbes as one of the Top 50 CMOs in the country. In 2014, he was recognized as one of the “40 under 40” leading marketers in the industry by Brand Innovators and also received the CMO Programmatic Award by the CMOClub. Harvard Business Review (HBR) and the Economist profiled him as the model Chief Marketing Technologist in the same year.

Mayur Gupta joined the Company’s Board of Directors in October 2019. Gannett’s Board of Directors has begun a search process for replacing Mr. Gupta’s seat on the Board.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to the communities in our network and helping them build relationships with their local businesses. With an unmatched reach at the national and local level, Gannett touches the lives of millions with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Our portfolio includes the USA TODAY, local media organizations in 46 states in the U.S. and Guam, and Newsquest, a wholly owned subsidiary with over 140 local media brands operating in the United Kingdom. Gannett also owns the digital marketing services companies ReachLocal, Inc., UpCurve, Inc., and WordStream, Inc. and runs the largest media-owned events business in the U.S., Gannett Ventures, formerly GateHouse Live.
Effective November 20, 2019, following the completion of its merger with Gannett, New Media Investment Group Inc. trades on the New York Stock Exchange under Gannett Co., Inc. and its ticker symbol has changed to “GCI”. To connect with us, visit www.gannett.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of evolving risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see also the risk factors described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Gannett Investor Relations
investors@gannett.com
(212) 479-3160
or
Media:
Stephanie Tackach and Chrissy Terrell, Gannett Public Relations
pr@gannett.com
Source: Gannett Co., Inc.